EXHIBIT 99.1
WD-40 Company Reports Third Quarter 2023 Financial Results
~ Third quarter consolidated net sales grew by 15 percent compared to the prior year fiscal quarter ~
~ Foreign currency exchange headwinds continue to negatively impact reported results ~
~ Board of directors approves new 50 million share buyback plan to replace expiring plan ~
SAN DIEGO — July 10, 2023 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2023.
Financial Highlights and Summary
•Total net sales for the third quarter were $141.7 million, an increase of 15 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $396.8 million, an increase of 2 percent compared to the prior year fiscal period.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date. On a non-GAAP constant currency basis, total net sales would have been $145.6 million for the third quarter and $415.7 million year to date.
•Net income for the third quarter was $18.9 million, an increase of 30 percent from the prior year fiscal quarter. Year-to-date net income was $49.4 million, a decrease of 6 percent from the prior year fiscal period.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net income for the current quarter and year to date. On a non-GAAP constant currency basis, net income would have been $19.5 million for the third quarter and $52.2 million year to date.
•Diluted earnings per share were $1.38 in the third quarter compared to $1.07 in the prior year fiscal quarter. Year-to-date diluted earnings per share were $3.62 compared to $3.82 for the prior year fiscal period.
•Gross margin was 50.6 percent in the third quarter compared to 47.7 percent in the prior year fiscal quarter. Year-to-date gross margin was 50.9 percent compared to 49.7 percent in the prior year fiscal period.
•Selling, general, and administrative expenses were up 14 percent in the third quarter to $38.2 million compared to the prior year fiscal quarter. Year-to-date selling, general, and administrative expenses were up 8 percent to $115.9 million compared to the prior year fiscal period.
•Advertising and sales promotion expenses were up 27 percent in the third quarter to $7.7 million compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were up 10 percent to $19.0 million compared to the prior year fiscal period.

“I am happy to share with you that after two quarters of flat-to-down sales, we have returned to solid top line growth in the third fiscal quarter,” said Steve Brass, WD-40 Company’s president and chief executive officer. “As a global company with more than half of our revenue generated in currencies other than the U.S. dollar, we are exposed to the effects of changing foreign currency exchange rates. The impacts of changing foreign currency exchange rates have had a significant negative impact on our reported results in both the third quarter and year to date. On a constant currency basis, global sales were up 18 percent in the third quarter and 7 percent year to date. We target a compound annual growth rate for maintenance product revenue in the mid-to-high single digits on a constant currency basis. Achieving year to date growth of 7 percent in constant currency is in-line with our long-term objectives,” Brass concluded.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Americas	$71,130	$61,453	$9,677	16%	$192,034	$172,238	$19,796	11%
EMEA	52,524	49,450	3,074	6%	140,105	161,068	(20,963)	(13)%
Asia-Pacific	18,063	12,764	5,299	42%	64,664	55,093	9,571	17%
Total	$141,717	$123,667	$18,050	15%	$396,803	$388,399	$8,404	2%
•Net sales by segment as a percentage of total net sales for the third quarter were as follows: for the Americas, 50 percent; for EMEA, 37 percent; for Asia-Pacific, 13 percent.
•Net sales in the Americas increased 16 percent in the third quarter due primarily to higher sales of maintenance products in the United States, which increased 21 percent compared to the prior year fiscal quarter. Increased maintenance product sales were driven primarily by the impact of price increases, which was partially offset by slightly lower demand which resulted in decreased sales volume. In Latin America, maintenance product sales increased 18 percent compared to the prior year fiscal quarter. Increased maintenance product sales were driven primarily by wholesale customers purchasing a higher level of product in advance of planned price increases. Sales were also favorably impacted in the Company’s direct market in Mexico because of price increases as well as favorable impacts of foreign currency exchange rates. Higher sales in the United States and Latin America were partially offset by lower sales of maintenance products in Canada. Maintenance product sales in Canada decreased 23 percent compared to the prior year fiscal quarter due to weaker economic conditions in certain regions that resulted in lower levels of demand. In the comparable period of last fiscal year, we experienced a higher level of demand in the industrial channel of Western Canada because of increased activity levels of end users in the oil industry due to market conditions within the industry at that time.
•Net sales in EMEA increased 6 percent in the third quarter primarily due to price increases across all direct and distributor markets implemented over the last twelve months. Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment in the third quarter compared to the prior year fiscal quarter. On a non-GAAP constant currency basis, EMEA sales for the third quarter would have increased by 13 percent compared to the prior year fiscal quarter. Direct market sales increased 2 percent compared to the prior year fiscal quarter as a result of price increases, which were partially offset by reduced demand driven by weaker market conditions as well as a lower level of customer orders and promotional programs. Higher EMEA distributor market sales, which increased 16 percent compared to the prior year fiscal quarter, were driven by price increases and the timing of customer orders. In addition, this is the first time in four quarters that the Company’s decision to suspend sales in Russia and Belarus did not negatively impact sales on a year over year basis.
•Net sales in Asia-Pacific increased 42 percent in the third quarter primarily due to higher sales of maintenance products in the Asia distributor markets and China, which increased 151 percent and 39 percent, respectively, compared to the prior year fiscal quarter. Products sold in these markets are sourced from a third-party manufacturer located in Shanghai, China. In the comparable period of last year, both markets were negatively impacted by the Company being severely restricted from shipping products due to severe supply chain disruptions caused by lockdown measures instituted in Shanghai linked to the COVID-19 pandemic. China and all regions in the Asia distributor markets experienced higher sales in the third quarter of this year because such disruptions did not occur this year. In addition, sales in the Asia distributor markets and China were positively impacted by sales price increases from period to period. Higher sales in the Asia distributor markets and China were partially offset by lower sales in Australia. Sales in Australia decreased 14 percent in the third quarter primarily due to a decrease in sales volume of homecare and cleaning products and WD-40® Multi-Use Product, which were driven by weaker market and economic conditions, as well as unfavorable changes in foreign currency exchange rates, and the impact of sales price increases. On a non-GAAP constant currency basis, Asia-Pacific net sales would have increased by 48 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2023	2022	Dollars	Change	2023	2022	Dollars	Change
Maintenance products	$133,325	$115,494	$17,831	15%	$371,741	$363,425	$8,316	2%
HCCP (1)	8,392	8,173	219	3%	25,062	24,974	88	—%
Total	$141,717	$123,667	$18,050	15%	$396,803	$388,399	$8,404	2%
(1)Homecare and cleaning products (“HCCP”)
•Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 15 percent in the third quarter when compared to the prior year fiscal quarter. This is primarily due to increased sales of WD-40® Multi-Use Product in the United States and the Company’s Asia distributor markets from period to period.
•Net sales of homecare and cleaning increased 3 percent in the third quarter compared to the prior year fiscal quarter. This is primarily due to increased sales of 1001® in the United Kingdom. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s strategic initiatives.
Dividend and Share Repurchase Update
As previously announced, WD-40 Company’s board of directors declared on June 20, 2023, a regular quarterly dividend of $0.83 per share payable on July 31, 2023 to stockholders of record at the close of business on July 14, 2023.

On October 12, 2021, the Company’s board of directors approved a share repurchase plan that became effective on November 1, 2021. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. During the period from November 1, 2021 through May 31, 2023, the Company repurchased 180,232 shares at a total cost of $36.6 million under this $75.0 million plan. During the third quarter, the Company repurchased 10,000 shares at a total cost of $1.8 million under this $75.0 million plan.

On June 19, 2023, the Company’s board approved a new share repurchase plan. Under this new plan, which will become effective on September 1, 2023, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025. The timing and amount of repurchases under either plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants and in compliance with all laws and regulations applicable thereto.

“We are pleased to be able to continue to return capital to our stockholders through regular buy-backs and dividends,” said Sara Hyzer, WD-40 Company’s vice president and chief financial officer. “In addition, I am happy to see we have returned to solid top line growth in the third fiscal quarter. While we are reiterating our guidance today, we do continue to operate in a volatile environment, and we will likely come in at the lower end of our guidance range.”

Reiterated Fiscal Year 2023 Guidance
The Company reiterated the following guidance for fiscal year 2023:
•Net sales growth is projected to be between 3.5 and 7.5 percent with net sales expected to be between $535 million and $560 million.
•Gross margin for the full year is expected to be between 51 and 52 percent.
•Advertising and promotion investments are projected to be between 5.0 and 5.5 percent of net sales.
•The provision for income tax is expected to be around 21 percent.
•Net income is projected to be between $64.5 million and $68.5 million.

•Diluted earnings per share is expected to be between $4.80 and $5.00 based on an estimated 13.6 million weighted average shares outstanding.
This guidance is expressed in good faith and is based on management’s current view of anticipated results.
Net sales guidance was calculated using recent foreign currency exchange rates. In non-GAAP constant currency, sales growth projection would be approximately 6.5 to 11.5 percent. This guidance does not include any future acquisitions or divestitures. Unanticipated inflationary headwinds, changes in foreign currency exchange rates, and other unforeseen events may further affect the Company’s financial results.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.
Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of July 10, 2023. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022 which the Company filed with the SEC on October 24, 2022, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2023, which the Company expects to file with the SEC on July 10, 2023.

Table Notes and General Definitions
(1)The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40® Multi-Use Product, WD-40 Specialist® and WD-40 BIKE® product lines.
(2)The Company markets the following homecare and cleaning brands: X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.
(3)The Americas segment consists of the U.S., Canada, and Latin America.
(4)The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. Dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$38,403	$37,843
Trade and other accounts receivable, net	100,556	89,930
Inventories	95,326	104,101
Other current assets	15,575	17,766
Total current assets	249,860	249,640
Property and equipment, net	66,636	65,977
Goodwill	95,410	95,180
Other intangible assets, net	4,898	5,588
Operating lease right-of-use assets	7,981	7,559
Deferred tax assets, net	647	679
Other assets	12,618	9,672
Total assets	$438,050	$434,295

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,780	$32,852
Accrued liabilities	27,142	27,161
Accrued payroll and related expenses	13,217	11,583
Short-term borrowings	27,256	39,173
Income taxes payable	914	51
Total current liabilities	95,309	110,820
Long-term borrowings	108,893	107,139
Deferred tax liabilities, net	10,531	10,528
Long-term operating lease liabilities	6,200	5,999
Other long-term liabilities	11,290	11,185
Total liabilities	232,223	245,671

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,896,477 and 19,888,807 shares issued at May 31, 2023 and August 31, 2022, respectively; and 13,568,346 and 13,602,346 shares outstanding at May 31, 2023 and August 31, 2022, respectively	20	20
Additional paid-in capital	171,166	165,973
Retained earnings	472,221	456,076
Accumulated other comprehensive loss	(32,910)	(36,209)
Common stock held in treasury, at cost — 6,328,131 and 6,286,461 shares at May 31, 2023 and August 31, 2022, respectively	(404,670)	(397,236)
Total stockholders’ equity	205,827	188,624
Total liabilities and stockholders’ equity	$438,050	$434,295

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2023	2022	2023	2022

Net sales	$141,717	$123,667	$396,803	$388,399
Cost of products sold	69,955	64,682	194,708	195,426
Gross profit	71,762	58,985	202,095	192,973

Operating expenses:
Selling, general and administrative	38,195	33,621	115,869	106,863
Advertising and sales promotion	7,660	6,022	18,984	17,242
Amortization of definite-lived intangible assets	250	358	753	1,081
Total operating expenses	46,105	40,001	135,606	125,186

Income from operations	25,657	18,984	66,489	67,787

Other income (expense):
Interest income	69	27	164	73
Interest expense	(1,597)	(669)	(4,268)	(1,902)
Other income (expense), net	243	(42)	558	(119)
Income before income taxes	24,372	18,300	62,943	65,839
Provision for income taxes	5,477	3,820	13,525	13,296
Net income	$18,895	$14,480	$49,418	$52,543

Earnings per common share:
Basic	$1.39	$1.07	$3.62	$3.83
Diluted	$1.38	$1.07	$3.62	$3.82

Shares used in per share calculations:
Basic	13,573	13,656	13,582	13,683
Diluted	13,600	13,680	13,606	13,712

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2023	2022
Operating activities:
Net income	$49,418	$52,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,939	6,140
Net losses (gains) on sales and disposals of property and equipment	20	(162)
Deferred income taxes	(376)	165
Stock-based compensation	5,793	5,751
Unrealized foreign currency exchange (gains) losses	(1,780)	261
Provision for credit losses	18	115
Write-off of inventories	693	456
Changes in assets and liabilities:
Trade and other accounts receivable	(9,015)	(6,932)
Inventories	9,826	(42,767)
Other assets	(326)	(5,213)
Operating lease assets and liabilities, net	55	(2)
Accounts payable and accrued liabilities	(7,086)	9,899
Accrued payroll and related expenses	1,470	(12,085)
Other long-term liabilities and income taxes payable	944	(513)
Net cash provided by operating activities	55,593	7,656

Investing activities:
Purchases of property and equipment	(4,650)	(7,115)
Proceeds from sales of property and equipment	437	377
Net cash used in investing activities	(4,213)	(6,738)

Financing activities:
Treasury stock purchases	(7,434)	(22,390)
Dividends paid	(33,273)	(31,316)
Repayments of long-term senior notes	(800)	(800)
Net (repayments) proceeds from revolving credit facility	(11,917)	15,576
Shares withheld to cover taxes upon conversions of equity awards	(600)	(4,329)
Net cash used in financing activities	(54,024)	(43,259)
Effect of exchange rate changes on cash and cash equivalents	3,204	(2,821)
Net increase (decrease) in cash and cash equivalents	560	(45,162)
Cash and cash equivalents at beginning of period	37,843	85,961
Cash and cash equivalents at end of period	$38,403	$40,799